EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of up to 2,000,000 shares of Remington Oil and Gas Corporation common stock under the Remington Oil and Gas Corporation 2004 Stock Incentive Plan of our reports dated March 14, 2005, with respect to the consolidated financial statements of Remington Oil and Gas Corporation, Remington Oil and Gas Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Remington Oil and Gas Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas
April 29, 2005